Exhibit 99-B.4.6

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

The Definitions section is amended by adding the following:

1.16    Variable Annuity Minimum Income Guarantee:

          Available only with Life Annuity options, the Variable Annuity Minimum Income Guarantee will ensure that the annuity payment will never be less than the Guaranteed Minimum Income Payment shown in the Schedule of Benefits on the Specifications page. If this contract is issued as a Joint and xx% Survivor or Contigent Annuity, at the death of either the annuitant or joint annuitant, the Guaranteed Minimum Income Payments for the survivor will be reduced by the percent stated in the annuity description on the Specifications page.
The section Charges to Separate Account on the Contract Schedule is amended by adding the following:

     If the Variable Annuity Minimum Income Guarantee has been chosen, an additional daily charge at an annual effective rate of 1.00% will be deducted from any portion of the account value allocated to a Variable Annuity.

The section Variable Annuity Assumed Annual Net Return Rate on the Contract
Schedule is deleted and replaced with the following language.

     If the Variable Annuity Minimum Income Guarantee has been chosen, an assumed annual net return rate of 3.5% will apply.

     The daily net return rate factor for an assumed annual net return rate of 3.5% per year is 0.9999058.

     If the portion of a Variable Annuity payment for any Fund is not to decrease, the Annuity return factor under the Separate Account for that Fund must be [5.75%] on an annual basis plus an annual return of up to 0.25% to offset the administrative charge set at the time Annuity payments commence for an assumed annual net return rate of 3.5%.

     Should the Variable Annuity payment , as described in 3.01, fall below the Guaranteed Minimum Income Payment, Aetna will calculate and pay the difference between the Guaranteed Minimum Income Payment and the current Variable Annuity payment such that the total payment remitted for that payment date will not be less than the Guaranteed Minimum Income Payment.

The section Transfers is deleted and replaced with the following:

     If the Variable Annuity Minimum Income Guarantee is in effect no transfers will be allowed.

Endorsed and made a part of this contract on the Contract Effective Date.


                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company

SPIAEVPG99

                             EXAMPLE SPECIFICATIONS

Contract Number:        M2828 123123121                     Contract Effective Date:      February 14, 1999

Contract Holder:        John F. Smith                       Single Premium:               $10,000.00

Annuitant:              John F. Smith                       Joint Annuitant:              Mary F. Smith

Annuitant Issue Age:    56                                  Joint Annuitant Issue Age:    55

First Payment Date:     March 14, 1999                      Payment Frequency:            Monthly

SCHEDULE OF BENEFITS

Joint and 66 2/3 Survivor Annuity: Annuity payments begin on the First Payment Date and will continue for the lives of the Annuitant and Joint Annuitant. At the death of either the Annuitant or Joint Annuitant, the payments will continue at 66 2/3% of the payment amount for the life of the survivor. Payments cease upon the death of the survivor.

Payment Information: Payments will be made on a Fixed and Variable basis

Fixed Payment from General Account: $ xx.xx

Fixed Annuity Present Value Interest Rate: 5.9%

FUNDING ELECTIONS

                                                           Number of Fund
Percent            Fund Name                               Annuity Units Per Payment:

100%               Aetna Index Plus Large Cap VP                         .00689

Variable Annuity Assumed Annual Net Return Rate: 3.5%

Guaranteed Minimum Income Payment: 90% of the Initial Variable Annuity Payment valued as of the Contract Effective Date.